Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-04583 and 333-97875) of Equifax, Inc. of our report dated June 20, 2017, relating to the financial statements and supplemental schedule of Equifax, Inc. 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2016.

/s/ Smith & Howard

Atlanta, GA

June 20, 2017